Globix Corporation Announces Agreement to

Sell Its New York Headquarters

New York, September 12, 2006 -- Globix Corporation (Amex: GEX), a leading provider of Internet infrastructure and network services, today announced that it has entered into a definitive agreement to sell its New York City headquarters, located at 139 Centre Street, to a group led by affiliates of Young Woo & Associates and/or Angelo Gordon Real Estate Funds. The agreement provides for a purchase price of $51,837,500, after reducing the agreed $55 million fair market value of the property by $3,162,500 in partial satisfaction of amounts owed to the former owner of the property on account of a sale transaction. The headquarters location consists of three plots on Centre and Lafayette Streets in Manhattan. The purchasers have agreed to allow Globix to maintain operations through May 31, 2007 in order to finalize alternative arrangements for Globix’ business conducted at this facility.

The transaction is expected to close in approximately one month and is subject to customary terms and closing conditions. The net proceeds of the transaction, after repayment of the outstanding mortgage, the remaining payment owed to the former owner of the property, and costs and expenses related to the transaction, will be used by Globix to pay down indebtedness and for other corporate purposes.

Ted Lodge, Globix’ Chairman of the Board of Directors and Executive Chairman, stated, “The agreement announced today is another step in Globix’ review of strategic alternatives. The buyer’s willingness to allow us to remain in the building until the end of May, 2007 provides sufficient time to finalize arrangements for the transition of our data center services to another convenient location where our customers will continue to receive the high level of service that they have come to expect from Globix.”

Forward-Looking and Cautionary Statements

Any statements contained in this press release that are not statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. The words "anticipates", "believes", "expects", "intends", "plans", "estimates", "targets", "projects", "should", "may", "will" and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, the Company's current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to the following: our high degree of leverage and history of operating losses; our ability to retain existing customers and attract new customers; our ability to achieve cost-savings and generate positive cash flow; risks associated with potential acquisitions and divestitures, including the risk that such transactions may not close; and the other risks identified in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2005, as well as in the other documents that we file from time to time with the Securities and Exchange Commission.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, the Company does not undertake any obligation to update or review any forward- looking information, whether as a result of new information, future events or otherwise.

ENDS

About Globix

Globix Corporation (Amex: GEX) is a leading provider of Internet infrastructure and network services. Globix offers a comprehensive suite of services from network bandwidth, to the management of Web applications, servers, and databases, to security, media streaming, and colocation. Globix and its subsidiaries have operations in New York, NY, Westborough, MA, Santa Clara, CA, and Fairfield, NJ. For more information, visit www.globix.com.

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